Confidential Exhibit 10.16 CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN OMITTED. License Agreement This License Agreement (“Agreement”), dated as of 10 January, 2020 (“Execution Date”), is entered into by and between Bayer HealthCare LLC with its principal offices at 100 Bayer Boulevard, Whippany, NJ 07981 (“Bayer”) and Daré Bioscience, Inc., with its principal office at 3655 Nobel Drive, Suite 260, San Diego, CA 92122 (“Daré”). Throughout this Agreement Bayer and Daré are each referred to as a Party and together as the Parties. WITNESSETH: WHEREAS, Daré is developing a monthly, non-hormonal, vaginal ring known as Ovaprene; WHEREAS, Bayer has expertise in the development and commercialization of human pharmaceutical products and devices, and desires to obtain an exclusive license for the development and commercialization of the Product (as defined below) in the United States; WHEREAS, the Parties have agreed to enter into this Agreement for the purpose of granting Bayer the exclusive license to commercialize the Product in the United States on the terms and subject to the conditions set forth in this Agreement. NOW, THEREFORE, the PARTIES hereto agree as follows. ARTICLE 1: DEFINITIONS Capitalized terms used in this Agreement, whether used in the singular or the plural, except as expressly set forth herein, shall have the following meanings: 1.1 “Affiliate” means any business entity controlled by, controlling or under common control with a Party at the Execution Date or at any time during the Term and as long as such control remains. For the purpose of this definition, a business entity shall be deemed to “control” another business entity if it: 1.1.1 owns directly or indirectly more than fifty percent (50%) of the outstanding voting securities, capital stock or other comparable equity or ownership interest of such business entity having the power to vote on or direct the affairs of such business entity, as applicable (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction), or 1.1.2 possesses, directly or indirectly, the power to direct or cause the direction of the policies and management of such business entity, as applicable, whether by the ownership of stock, by contract or otherwise. 1.2 “ATI” means ADVA-Tec, Inc. 1.3 “Bayer Mark” means any Mark other than the Licensed Mark, which Mark is Controlled by Bayer and which Bayer uses in connection with the Commercialization of the Product.

Confidential 1.4 “Clinical Trial and Manufacturing Activities Fee” means the amount of Twenty Million Dollars (USD $20,000,000.00). 1.5 “Commercialize” or “Commercialization” means all activities undertaken relating to use for commercial purposes, including pre-marketing, marketing, distribution, sale, offering for sale, sampling, securing market access, pricing, medical affairs support and educational activities. 1.6 “Commercialization Condition” means that: (a) Bayer notifies Daré of Bayer’s intention to pay the Clinical Trial and Manufacturing Activities Fee pursuant to Section 2.2; (b) the agreement relating to the supply of Product described in Section 8.1 is concluded prior to the expiration of the [***] period described in Section 2.1 (as such period may be extended in accordance therewith); and (c) Daré has received the Clinical Trial and Manufacturing Activities Fee from Bayer, all in accordance with the process and timelines set forth in Article 2. 1.7 “Commercialization Date” means the date that the Commercialization Condition is performed. 1.8 “Commercially Reasonable Efforts” means the level of effort, budget and resources normally used by a Party for a product owned or controlled by it, which is of similar projected profitability and at a similar stage in its development or product life, taking into account with respect to a product any issues of patent coverage, safety and efficacy, product profile, the proprietary position of the product, the then-current competitive environment for the product and the likely timing of the product(s) entry into the market, the regulatory environment of the product and other relevant scientific, technical, economic and commercial factors. 1.9 “Confidential Information” has the meaning set forth in Section 11.1 below. 1.10 “Control” means, with respect to any material, information, or other intellectual property right, that a Party (a) owns or has a license to such material, information, or other intellectual property right and (b) has the ability to grant to the other Party access, a license or a sublicense (as applicable) to such material, information, or other intellectual property right as provided for herein without (i) requiring the consent of a Third Party, (ii) incurring cost to a Third Party (other than royalties or other revenue share requirements contemplated pursuant to a license agreement), or (iii) violating the terms of any agreement or other arrangement with any Third Party. 1.11 “Daré License” means that certain License Agreement entered into by and between Daré and ATI effective July 19th, 2017. 1.12 “Develop” or “Development” means to engage in research and development activities (including preclinical studies, clinical trials, CMC development and regulatory activities). 1.13 “FDA” means the United States Food and Drug Administration or any successor agency thereto. 1.14 “Field” means human contraception. 1.15 “First Commercial Sale” means the first commercial sale of a Product by Bayer or an Affiliate or sublicensee of Bayer to a person or entity who is not Bayer or an Affiliate or sublicensee of Bayer in the Territory after grant of a Marketing Approval. For the avoidance of doubt, supply of Product as samples or to patients for compassionate use, named patient use, clinical trials or other similar development purposes shall not be considered a First Commercial Sale. 2 4838-6408-4913, v. 3

Confidential 1.16 “Indirect Tax” means any sales, use, value added taxes, excise taxes or other similar taxes, duties, or charges (but excluding taxes on income or similar taxes) that may be imposed by any taxing authority within the Territory. 1.17 “Know How” means all know-how, including all proprietary and confidential commercial, technical, scientific and other information, inventions (whether patentable or not), trade secrets, knowledge, technology, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, specifications, data and results (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and know-how, including study designs and protocols), in all cases whether in written, electronic or any other tangible form, including information related to materials, samples, assays, compounds, compositions or formulations. For the avoidance of doubt, any individual piece of Know How ceases to be covered by this definition once it has been publicly disclosed or if any of the exclusions set forth in Section 11.2 apply. 1.18 “Laws” means all applicable laws (including anti-corruption Laws), statutes, rules, regulations (including cGCP, cGLP and cGMP), orders, judgments and/or ordinances of any Regulatory Authority or court having effect from time to time in the Territory. 1.19 “Licensed Know How” means any Know How Controlled by Daré or any of its Affiliates as of the Execution Date or at any time during the Term, that is necessary to Commercialize the Product or that is useful exclusively in relation to Commercializing the Product, in each case, within the Field. Know-How that is owned or controlled by an entity that becomes an Affiliate of Daré after the Execution Date and that is not used by Daré in the development or commercialization of the Product shall not constitute Licensed Know How. 1.20 “Licensed Mark” means any Mark Controlled by Daré or any of its Affiliates, as of the Execution Date or at any time during the Term within the Territory, specifically related to the Product, including Ovaprene. Marks that are owned or controlled by an entity that becomes an Affiliate of Daré after the Execution Date and that are not used by Daré in the development or commercialization of the Product in the Field and Territory shall not constitute Licensed Marks. 1.21 “Licensed Patent Rights” means any of the following: 1.21.1 the Patent Rights listed in Exhibit 1.21 hereto, and 1.21.2 any Patent Rights Controlled by Daré or any of its Affiliates as of the Execution Date or at any time during the Term that are necessary to Commercialize the Product or that are useful exclusively in relation to Commercializing the Product, in each case in the Field (and Patent Rights that are owned or controlled by an entity that becomes an Affiliate of Daré after the Execution Date and that are not used by Daré in the development or commercialization of the Product shall not constitute Licensed Patent Rights). 1.22 “Licensed Technology” means the Licensed Patent Rights and Licensed Know How. 1.23 “Manufacture” and “Manufacturing” means all operations required to manufacture, test, release, handle, package, store and destroy a Product. 1.24 “Mark” means any word, name, symbol, color, designation or device or any combination thereof for use in the course of trade, including all trademarks, service marks, brand mark, trade dress, 3 4838-6408-4913, v. 3

Confidential logos, slogans, designs, brand names, trade names, business symbols, domain names, social media handles, and all other indicia of origin, together with all translations, adaptations, derivations, and combinations thereof, and all registrations, applications for registration thereof and social media handles associated therewith, together with any extensions and renewals thereof and all goodwill associated therewith. 1.25 “Marketing Approval” means any approval, license, registration or authorization, including a Premarket Approval, required from the relevant Regulatory Authority to market and sell the Product in the Territory. 1.26 “Net Sales” means the aggregate gross invoiced sales prices from the sale of Products sold by Bayer and its Affiliates and sublicensees, less the following deductions, actually incurred, paid or accrued by Bayer or its Affiliate or sublicensee: (i) normal trade, quantity and cash discounts, rebates, or similar payments actually granted or given to wholesalers or other distributors, buying groups, health care insurance carriers, managed care entities or other institutions, including any government-mandated rebates; (ii) returns, rejections or recalls (due to spoilage, damage, expiration of useful life or otherwise); (iii) reasonable freight, packing, shipping and postage charges; and (iv) customs or excise taxes on the sale of a Product required by Laws, including import duties, value added, sales and use tax and other taxes (except income taxes) or duties relating to importation, use or sales of a Product. In the event of any sale or other disposal for value, such as barter or counter-trade, of a Product, other than an arms’-length transaction for cash, Net Sales shall be calculated as above based on the value of the non-cash consideration received or the fair market price of such Product in the country of sale or disposal. In no event shall any particular amount of deduction identified above be deducted more than once in calculating Net Sales (i.e., no “double counting” of reductions). All discounts, allowances, credits, rebates, and other deductions shall be fairly and equitably allocated between Products and other products of Bayer and its Affiliates and sublicensees bundled or sold with such Products such that the Product does not bear a disproportionate portion of such deductions. 1.27 “Patent Challenge” has the meaning contained in Section 12.8. 1.28 “Patent Rights” mean: 1.28.1 all national, regional and international patents, patent applications, utility models, design patents and design rights filed in any country of the world including provisional patent applications; 1.28.2 all patents, patent applications, utility models, design patents and design rights filed either from such patents, patent applications, utility models, design patents, design rights or provisional patent applications or claiming priority from either of these, including any continuation, continuation-in part, division, provisional, converted provisional and continued prosecution applications, or any substitute application; 1.28.3 any patent issued with respect to or in the future issued from any such patent applications; 1.28.4 any and all extensions or restorations by existing or future extension or restoration mechanisms, including reissues, re-examinations, and extensions (including any supplementary protection certificates and the like) of the foregoing patents, patent applications, utility models, design patents and design rights; and 1.28.5 any foreign counterparts of the foregoing. 4 4838-6408-4913, v. 3

Confidential 1.29 “Pivotal Trial” means the pivotal clinical trial or trials to be conducted in the US for the purpose of obtaining Premarket Approval of the Product known as Ovaprene. 1.30 “PMI” means Poly-Med, Inc. 1.31 “Premarket Approval” or “PMA” means a premarket approval application filed with the FDA, for approval by such agency for the marketing and sale of Products in the US pursuant to 21 CFR 814, as such regulations may be amended from time to time. 1.32 “Product” means the monthly, non-absorbable silicone-based, non-hormonal (which releases ferrous gluconate and ascorbic acid), ring-based vaginal contraceptive device, wherein the ringed- mesh comprises a composite ring comprising a flexible matrix containing one or more bioactive agent or agents and needed excipients or modulators, which encircles a fluid-permeable mesh material, currently known as Ovaprene. Product shall include any improvement or modification to the Product that is made or introduced by or on behalf of either Party during the Term; provided that Bayer shall acquire no rights to any improvement or modification to the Product that is not Controlled by Daré. 1.33 “Promotional Materials” means all sales representative training materials and all written, printed, graphic, digital, electronic, audio or video matter, intended for use or used by or on behalf of Bayer, any of its Affiliates or sublicensees, and any of their respective sales forces, sales managers and other sales personnel, in connection with promotion of the Product, which may include without limitation journal advertisements, sales visual aids, leave-behind items, formulary binders, reprints, direct mail, direct-to-consumer advertising, internet postings and sites and broadcast advertisements. 1.34 “Regulatory Authority” means the FDA or any national or local agency, authority, department, inspectorate, official, or public or statutory person having jurisdiction over any of the activities contemplated by this Agreement or the Parties, or any successor bodies thereto. 1.35 “Regulatory Documentation” means all applications, registrations, licenses, authorizations and approvals, all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents and all clinical studies and tests, in each case specifically addressing the Product, and all data included in the foregoing, including all IDEs, PMAs, Marketing Approvals, adverse events files and complaints files. 1.36 “Results Package” has the meaning stated in Section 2.1. 1.37 “Side Letter” means that letter sent by PMI to Daré dated March 18, 2017 in which PMI agrees with Daré certain undertakings in the event of a breach of the Daré License or the insolvency of ATI. 1.38 “Sublicense Revenue” means all cash payments, the fair market cash value of any equity consideration (less any amounts paid for such equity consideration), and forgivable loans (to the extent actually forgiven) received by Bayer or its Affiliates in consideration for and directly attributable to the grant of a sublicense hereunder, including without limitation upfront payments, license maintenance fees, royalties, milestone payments or the like, subject to the following provisions: 5 4838-6408-4913, v. 3

Confidential 1.38.1 Where Bayer receives a royalty from a sublicensee based on such sublicensee’s Net Sales, if such royalty is equal to or less than the royalty payable by Bayer under Section 9.3 for the same Net Sales, then such royalty is excluded from Sublicense Revenue. Where Bayer receives a royalty from a sublicensee based on such sublicensee’s Net Sales, if such royalty is greater than the royalty payable by Bayer under Section 9.3 for the same Net Sales, then the difference between the royalty payable by Bayer under Section 9.3 for such Net Sales and the royalty received by Bayer from such sublicensee for such Net Sales shall constitute Sublicense Revenue. 1.38.2 Where Bayer receives a payment from a sublicensee based on such sublicensee’s achievement of a milestone set forth in Section 9.2, if such payment is equal to or less than the payment payable by Bayer under Section 9.2 for achievement of the same milestone, then such payment is excluded from Sublicense Revenue. Where Bayer receives a payment from a sublicensee based on such sublicensee’s achievement of a milestone set forth in Section 9.2, if such payment is greater than the amount payable by Bayer under Section 9.2 for achievement of the same milestone, then the difference between the amount payable by Bayer under Section 9.2 for such milestone and the amount received by Bayer from such sublicensee for such milestone shall constitute Sublicense Revenue. For the avoidance of doubt, milestone payments received from a sublicensee that do not correspond to the milestones identified in Section 9.2 constitute Sublicense Revenue. 1.38.3 Any payments received by Bayer from a sublicensee for equity in Bayer or its Affiliates in consideration for and directly attributable to the grant of a sublicense hereunder shall be deemed to be Sublicense Revenue to the extent that the sublicensee’s payments for such equity exceeds the fair market value of such equity on the date the obligation to make such payments are received by Bayer. 1.39 “Term” shall have the meaning stated in Section 12.1. 1.40 “Territory” means the United States of America, including Puerto Rico and the U.S. Virgin Islands. 1.41 “Third Party” means any entity or person other than Bayer or Daré or their respective Affiliates. 1.42 “Valid Claim” means a claim of any issued and unexpired patent or patent application within the Licensed Patent Rights that (a) has not been finally cancelled, withdrawn, abandoned or rejected by any administrative agency or other body of competent jurisdiction, (b) has not been revoked, held invalid, or declared unpatentable or unenforceable in a decision of a court or other body of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, (c) has not been rendered unenforceable through disclaimer or otherwise, and (d) is not lost through an interference proceeding. Notwithstanding the foregoing, if a claim of a pending patent application within the Licensed Patent Rights in the United States has not issued as a claim of a patent within the five (5) years after the PCT filing date from which such claim takes priority (or the first national filing date if no PCT was filed), such claim shall not be a Valid Claim for the purposes of this Agreement, unless and until such claim issues as a claim of an issued patent (from and after which time the same shall be deemed a Valid Claim subject to the foregoing clauses (a) through (d) above). ARTICLE 2: DEVELOPMENT PHASE 2.1 Results Package. Daré will promptly (at least within [***] days) notify Bayer in writing when the database containing results of the Pivotal Trial is locked. Daré shall provide to Bayer a copy of all 6 4838-6408-4913, v. 3

Confidential tables, listings and figures (TLFs) in SAS or other agreed upon format and the key results memo that Daré delivers to its senior management (together, “Results Package”) within [***] days after the date that Daré delivers the said memo to its senior management. The Results Package shall include the results of any Human Factor Engineering study activities that Daré has performed. Bayer may request a copy of the database from the Pivotal Trial in a mutually agreed upon format for review. Bayer shall notify Daré within [***] days of receiving the Results Package if it wishes to pay the Clinical Trial and Manufacturing Activities Fee, provided that Bayer may request in writing additional background information and data to clarify the contents of the Results Package, which information and data, if available, Daré shall promptly make available to Bayer to the extent that such requests are commercially reasonable and do not require Daré to generate new data, and the said [***] day period shall be extended by the period it takes for Daré to provide the reasonably requested information and data if such period exceeds [***] days. For clarity, the database will be “locked” when a data quality control audit has been completed and all data has been entered, cleaned, and quality control-checked for the trial. 2.2 Clinical Trial and Manufacturing Activities Fee. Bayer may, in its sole and absolute discretion, pay and reimburse Daré for costs and expenses incurred and to be incurred by or on behalf of Daré and its Affiliates in support of conducting clinical trials and product manufacturing activities, and supporting services in furtherance of the development and manufacture of the Product, by paying the Clinical Trial and Manufacturing Activities Fee. The Clinical Trial and Manufacturing Activities Fee shall be paid only if (a) Bayer serves notice of its intention to pay the Clinical Trial and Manufacturing Activities Fee in accordance with the timeline stated in Section 2.1, and (b) the agreement relating to the supply of Product as described in Section 8.1 is concluded. Following fulfillment of both conditions, Daré shall issue an invoice for the Clinical Trial and Manufacturing Activities Fee and the amount invoiced shall be paid within [***] days of receipt of the said invoice. For clarity Bayer is not liable or responsible for any costs and expenses relating to the Pivotal Trial or any other clinical trial or manufacturing activities or services that Daré may undertake or obtain and Bayer’s total liability for any such activities and services is the Clinical Trial and Manufacturing Activities Fee, payment of which is entirely within Bayer’s discretion irrespective of the quality, quantity or extent of activities and services Daré may undertake and obtain. If this Agreement is terminated prior to payment of the Clinical Trial and Manufacturing Activities Fee for any reason, Bayer shall not be liable for payment of any costs or expenses incurred by or on behalf of Daré either before or after such termination in connection with the Pivotal Trial or any other trial, study or activity. 2.3 Diligence. From the Execution Date to fulfillment of the Commercialization Condition, Bayer shall have the right to undertake additional due diligence, and Daré shall respond in a timely manner to any reasonable requests made by Bayer, with respect to its evaluation of the Product. Without prejudice to the generality of the foregoing, Bayer may request to review FDA correspondence including meeting minutes and IDE submissions, protocols and reports of preclinical studies, and CMC documents including Quality Control specifications. In addition, Bayer may request to conduct audits at any relevant manufacturing sites including but not limited to those of ATI and PMI, and to request to perform investigator site visits at selected sites relating to the Pivotal Trial and review data, provided that appropriate patient and site consents exist, and as permissible according to applicable Law, including those laws relating to patient privacy, in which case Daré will use commercially reasonable efforts to seek requisite consents and approvals. ARTICLE 3: PIVOTAL TRIAL 3.1 Daré shall, at its own cost and expense, carry out the Pivotal Trial. Daré shall be solely responsible, at its sole cost and expense, for the conduct of the Pivotal Trial, which shall be conducted in a 7 4838-6408-4913, v. 3

Confidential manner as agreed with the FDA. Any changes to the protocol or other aspects of the Pivotal Trial shall be made only following notice to Bayer of the proposed change. Such notice will be given in sufficient time in advance of the implementation of the change to allow Bayer to properly consider the change and to discuss it with Daré. Daré agrees to take reasonable account of any reasonable suggestions or objections made by Bayer, recognizing that the data to be generated will be used by Bayer to make an informed decision on whether to perform the Commercialization Condition. ARTICLE 4: LICENSE GRANT 4.1 License Grant by Daré. Commencing upon the Commercialization Date and subject to the terms of this Agreement, Daré grants to Bayer a royalty-bearing, irrevocable (but terminable pursuant to Article 12: license (including the right to grant sublicenses pursuant to Section 4.2 below) under Daré’s interest in the Licensed Technology to Develop and Commercialize the Product, where the manufacture, use, sale or import of the Product is covered by the Licensed Technology, in the Field in the Territory. Such license shall be exclusive with regard to Commercialization and co-exclusive with Daré with regard to Development. 4.2 Sublicensing. Subject to the terms of this Agreement, Bayer may sublicense (but with no right to grant further sublicenses) the rights granted to Bayer under Section 4.1 to any Bayer Affiliate or Third Party. 4.2.1 Bayer Responsibility. Any sublicense granted by Bayer hereunder shall not relieve Bayer from any of its obligations under the Agreement and Bayer will be responsible for all actions of its sublicensee in connection with such sublicense. 4.2.2 Consent of Daré. Any sublicense to a Third Party shall require the prior written consent of Daré, such consent not to be unreasonably withheld, delayed or conditioned. In considering the reasonableness of withholding any such consent, it is acknowledged that Daré has selected Bayer as a licensee hereunder due to its expertise and presence in the Field and in the Territory, including its capacity and resource to successfully Commercialize the Product. It is intended by Daré that any non-Affiliate sublicensee should have expertise, presence, capacity and resource in the Field in the Territory that is comparable to Bayer’s. 4.2.3 Requirements. Each sublicense shall be in writing and consistent with and subject to the terms and conditions of this Agreement, including granting Daré and its licensors the audit rights stated in Article 10. Bayer shall provide Daré a copy of each sublicense agreement, and each amendment thereto or extension thereof (redacted as appropriate regarding information on products unrelated to the Product and unrelated to the Licensed Technology), within [***] days of execution, and Bayer acknowledges that Daré may disclose such copies to its licensors as necessary. All sublicenses granted by Bayer shall terminate automatically and immediately upon expiration or termination of this Agreement. Bayer shall terminate a sublicense if the sublicensee commits any action or omits to take any action that would constitute a material breach of this Agreement if committed by Bayer, and if such sublicensee fails to cure such action or omission within the corresponding cure period provided in this Agreement. 4.3 Retained Rights. Daré and its licensors shall have and retain the rights to use the Licensed Technology to further Develop the Product in the Territory, and shall retain all rights to Develop 8 4838-6408-4913, v. 3

Confidential and Commercialize the Product outside the Territory, and to Develop and Commercialize the Product outside the Field. 4.4 [***]. ARTICLE 5: DEVELOPMENT / REGULATORY 5.1 Responsibility. Subject to the terms and conditions of the Agreement, Daré shall be solely responsible, at its sole cost and expense, for the Development of, and all regulatory activities in connection with, the Product(s) in the Field in the Territory. 5.2 Efforts. Daré shall use Commercially Reasonable Efforts to Develop the Product, including development and establishment of commercial manufacturing on a suitable scale, and completing the Pivotal Trial. 5.3 Reporting. Daré shall provide to Bayer quarterly update reports about the progress of its efforts to Develop the Product, including the Pivotal Trial, and interactions with Regulatory Authorities. Such reports shall be in sufficient detail to enable a meaningful review by Bayer and assessment on whether Daré’s diligence obligations are being fulfilled and Development is progressing. At Bayer’s request Daré shall, from time to time, provide Bayer with access to the Regulatory Documentation (which constitutes Daré’s Confidential Information). As a minimum the reports on the Pivotal Trial shall contain details of recruitment status, drop outs, pregnancies and SAEs. 5.4 Regulatory Submissions and Approvals. Daré shall be solely responsible for filing for and shall own (or its designees shall own) all IDEs and PMAs, and any other regulatory approvals relating to the Development of Product. 5.5 Subsequent Development. The Parties shall discuss and seek to align on Development activities intended to support lifecycle management of the Product following the Commercialization Date. 5.6 Alliance Management. As soon as possible following the Execution Date the Parties shall each nominate an alliance manager to facilitate the exchange of information on the Pivotal Trial and Bayer’s ongoing due diligence as described in Section 2.3. 5.7 Bayer Support. Bayer shall support Daré in the conduct of the Pivotal Trial and other Development activities by providing up to two (2) full time equivalents with expertise in clinical, regulatory, preclinical, commercial, CMC and product supply matters in an advisory capacity. Additionally, Bayer will provide Daré with new product commercialization input on commercially relevant clinical trial endpoints consistent with Bayer’s current reasonable and customary practices. Bayer shall provide Daré with such cooperation and assistance as may reasonably be requested with respect to Regulatory Approvals and interactions and communications with Regulatory Authorities in respect of Products within the Territory. ARTICLE 6: COMMERCIALIZATION 6.1 Responsibility. Subject to the terms and conditions of the Agreement, following the Commercialization Date, Bayer shall be solely responsible, at its sole cost and expense, for the Commercialization of the Product in the Field in the Territory, and shall do so in accordance with all Laws. 9 4838-6408-4913, v. 3

Confidential 6.2 Efforts. Following the Commercialization Date, Bayer shall use Commercially Reasonable Efforts to Commercialize the Product in the Territory. Bayer shall establish and consistently seek to achieve specific and meaningful sales goals and allocate sufficient resources designed to meet its business objectives for the Product, including, but not limited to, fielding, training (including any reasonably necessary medical education) and supervising a sales force (including an appropriate management structure) reasonably necessary for Bayer to perform its commercialization obligations hereunder. Without limiting the foregoing: 6.2.1 Not later than [***] days prior to the expected First Commercial Sale, Bayer shall prepare and submit a marketing plan to Daré for the Product (“Marketing Plan”) for Daré’s information, which plan will provide a three-year budget, market assessment, strategic drivers, pricing, and a reasonably detailed summary of operating strategies and tactics, advertising, marketing and educational materials, and sales and marketing promotional materials and activities intended to promote and support sales of the Product in the Territory, including the aggregate number of projected detailing calls. The Marketing Plan will be updated by Bayer and on an annual three-year rolling basis, which update shall be submitted to Daré for its information not later than [***] days in advance of the first day of the next applicable calendar year. The Marketing Plan shall be Bayer’s Confidential Information. 6.2.2 For each calendar year following Regulatory Approval, Bayer shall provide to Daré within [***] days after the end of such calendar year a written report that summarizes the Commercialization activities performed by or on behalf of Bayer and its Affiliates and sublicensees during such calendar year, including information supporting its obligations under this Section 6.2. 6.2.3 Bayer or its Affiliate or sublicensee will effect a First Commercial Sale within [***] days of Regulatory Approval; provided that (i) no delay is caused by circumstances beyond the reasonable control of Bayer, and that (ii) sufficient Product has been supplied by or on behalf of Daré unless and until a Direct Supply occurs. 6.3 Cooperation of Daré. Subject to any duties and restrictions owed under applicable Law and/or to Third Parties, following the Commercialization Date, Daré shall fully cooperate with and provide assistance to Bayer in connection with any pricing and reimbursement filings or any other filing with a Regulatory Authority or payer, in each case with respect to the Product, including by executing any required documents, providing access to personnel and providing all such documentation as Bayer may reasonably require, including the Regulatory Documentation. 6.4 Regulatory Submissions and Approvals. Daré shall be responsible for filing for and shall own (or its designees shall own) all Marketing Approvals and any other regulatory approvals relating to the Commercialization of the Product in the Territory. Daré shall provide to Bayer a copy of all written substantive communications from and with any Regulatory Authority involving a regulatory submission for the Product or any other component thereof sufficiently in advance, where feasible, to enable Bayer to have a meaningful opportunity to provide input on the content of such submission and, if reasonably requested by Bayer, to participate in scientific advice meetings with the Regulatory Authority related to the Product. At Bayer’s request Daré shall provide Bayer with access to the Regulatory Documentation. 6.5 Medical Affairs. Following the Commercialization Date, Bayer shall be responsible for responding to medical questions or inquiries from members of the medical and paramedical professions and consumers regarding the Product in the Field in the Territory. If Daré receives questions about the 10 4838-6408-4913, v. 3

Confidential Product in the Territory after the Commercialization Date, it shall refer such questions to Bayer, and Bayer shall be responsible for responding thereto. 6.6 Anti-Diversion. Bayer will not, and will ensure that its Affiliates and sublicensees will not, actively promote, market, solicit, distribute, import, sell or have sold Products, including via the Internet or mail order, to any Third Party, address or Internet Protocol address outside the Territory. If Bayer or an Affiliate or sublicensee receives any order from a prospective purchaser located outside the Territory for Product that is intended for use or sale outside the Territory, it shall promptly refer that order to Daré and shall, to the extent permitted by applicable Laws, not accept such order. ARTICLE 7: PHARMACOVIGILANCE 7.1 Exchange of Information. Both Parties agree to promptly exchange relevant information that relates to the safety of the Product and to comply with all applicable laws and regulations relating to the Product concerning Product safety. 7.2 Pharmacovigilance Agreement. In furtherance of Section 7.1, the Parties shall negotiate a pharmacovigilance agreement diligently and in good faith with the goal of executing such agreement no later than [***] days from fulfillment of the Commercialization Condition. As Marketing Authorization Holder, Daré shall create and maintain a master safety database and shall be the sole owner of such database. Bayer shall submit to Daré all data collected by it with respect to Adverse Events relating to the Product in accordance with the timelines and subject to the conditions set forth in the said pharmacovigilance agreement. ARTICLE 8: SUPPLY AND MANUFACTURING 8.1 Supply of Product. Commencing upon the Execution Date, the Parties shall negotiate a supply agreement diligently and in good faith with the goal of executing such agreement no later than [***] days from [***]. Such supply agreement will provide that, after the Commercialization Date, Daré [***] will supply Bayer, and Bayer will purchase from Daré [***], all of Bayer´s requirements of packaged and labelled Product. Such agreement shall contain provisions consistent with the terms set forth in Exhibit 8.1 attached hereto, and shall include as an annex a Quality Agreement containing terms and conditions regarding quality assurance/quality control and compliance with applicable standards, laws and regulations. [***]. 8.2 Product Price. Following the Commercialization Date and ending upon [***], Daré shall supply Product to Bayer at a price [***]. If such unit cost exceeds the maximum price specified below in this Section 8.2, Bayer will pay such excess, and such excess will be credited against the milestone and royalty payments due by Bayer hereunder. It is not the intent of the Parties that milestone and royalty payments be unreasonably and significantly reduced or eliminated by the foregoing provision, and if Daré considers that the milestones and royalties payable to it hereunder will be unreasonably reduced in any particular year as a result of the requirement to credit the aforementioned excess, without affecting Daré‘s obligation to pay the excess, Bayer agrees to discuss with Daré in good faith to avoid such a significant reduction in any particular year.. Period Maximum Price (US Dollars) From the Commercialization Date until [***] [***] [***] – [***] [***] [***] and thereafter [***] 11 4838-6408-4913, v. 3

Confidential Notwithstanding the foregoing, the per-unit cost of Manufacture of the Product may increase by [***] per annum, commencing on the [***] following First Commercial Sale, to accommodate for inflation. The cost of Manufacture of the Product will be more particularly defined in the supply agreement referred to in Section 8.1. 8.3 The supply agreement referred to in Section 8.1 shall contain provisions that will [***], and will [***]; provided, however, that [***]. For clarity, the Parties intend that said provisions shall be [***] in the supply agreement referred to in Section 8.1. ARTICLE 9: FINANCIAL PROVISIONS 9.1 Up Front License Fee. In consideration of the license granted by Daré to Bayer hereunder, Bayer shall pay to Daré a non-refundable up front license fee of one million US Dollars ($1,000,000) within thirty (30) days of the Execution Date. Daré shall issue an invoice for this fee at Bayer’s request. 9.2 Milestone Payments. The payments set forth in this Section 9.2 shall be paid upon the first achievement of the applicable milestone event below. Within [***] days following achievement of each milestone, Bayer shall notify Daré of the occurrence of such milestone, and Daré shall issue an invoice for the relevant amount. Bayer shall pay Daré the following amounts as applicable: Milestone Event Amount First Commercial Sale $[***] Annual Net Sales reaching $[***] $[***] Annual Net Sales reaching $[***] $[***] Annual Net Sales reaching $[***] $[***] Annual Net Sales reaching $[***] $[***] The Net Sales stated above are calculated by reference to sales within a specific calendar year and are not cumulative. No milestone payments shall be made more than once, and no amounts shall be due for subsequent or repeated achievements of any milestone(s). No additional milestone payments shall be due in respect of any follow-on Product, or Product with different characteristics to a Product for which a milestone payment was made. 9.3 Royalties. 9.3.1 Royalty Rate. During the term of this Agreement Bayer will pay Daré royalties on annual Net Sales during each calendar year, at the following rates: Annual Net Sales in US Dollars Royalty Rate $[***] – [***] [***]% $[***] – [***] [***]% $[***] – [***] [***]% 12 4838-6408-4913, v. 3

Confidential Above $[***] [***]% provided, however, that upon the expiration of (1) the last to expire Valid Claim within the Licensed Patent Rights covering the manufacture, use, sale and import of the Product in the Territory; or (2) the last to expire marketing, data or similar exclusivity for the Product conferred by a Regulatory Authority that provides an exclusive commercialization period during which Bayer, its Affiliates or its sublicensees have the exclusive right to market and sell the Product in any region in the Territory (excluding any rights conferred by or based on any Licensed Patent Rights); whichever is later, each royalty rate set forth above shall be reduced by [***] percent ([***]%). 9.3.2 Royalties not Cumulative. In determining the applicable royalty rate, the Net Sales stated above are not cumulative and the relevant royalty rate will be calculated on a calendar year- by-calendar year basis. 9.3.3 Blended Rates. With respect to the royalty rates for the Product, the Parties acknowledge and agree that the Licensed Patent Rights and Licensed Know-How licensed pursuant to this Agreement justify royalty rates of differing amounts with respect to sales of the Product, which rates could be applied separately to the Product involving the exercise of such Licensed Patent Rights and/or the use or incorporation of such Licensed Know-How, and that if such royalties were calculated separately, royalties relating to Licensed Patent Rights and royalties relating to Licensed Know-How would last for different terms. The Parties have determined in light of such considerations and for reasons of convenience that blended royalty rates for the Patent Rights and the Know-How licensed hereunder will apply during the Term (which blended royalty rates would be advantageous to both Parties), subject to the royalty reduction calculation set forth in Section 9.3.1. Consequently, the Parties have agreed to adopt the royalty rates set forth in this Section 9.3. 9.3.4 Royalty Stacking. If during the Term Bayer becomes aware of a Third Party Patent Right and where Bayer reasonably determines, in the absence of a license to such Third Party Patent Right, such Third Party Patent Right would be infringed by Bayer’s Commercialization of the Product in the Field and in the Territory as permitted herein, Bayer (itself or through any other Bayer Affiliate) may obtain a license to such Third Party Patent Right in the Territory. In the event that Bayer pays royalties to such Third Party for the acquisition of a license to such Third Party Patent Rights, Bayer shall deduct from the royalty payable by Bayer to Daré pursuant to this Section 9.3 in a given calendar quarter all royalties paid to such Third Party in such quarter under such agreement, provided that in no event shall Bayer reduce the royalties payable to Daré hereunder by more than [***] percent ([***]%) of the royalties otherwise payable. Royalties payable in respect of Net Sales made by a Bayer sublicensee may be reduced by operation of this Section 9.3.4 only where the operative Third Party license agreement is entered into by Bayer and such Third Party. 9.3.5 Quarterly Royalty Reporting and Royalty Payment. All royalty payments shall be made at quarterly intervals. Within [***] days of the end of each quarter after the First Commercial Sale of the Product, Bayer shall submit a statement which shall show for that quarter: (i) Net Sales, (ii) a calculation of the royalty payment due on such Net Sales, (iii) offsets made pursuant to Section 9.3.4, and (iv) such other relevant details as Daré may reasonably 13 4838-6408-4913, v. 3

Confidential request. Without limiting Bayer’s obligations under this Section 9.3.5, Daré shall issue invoices for royalties at Bayer’s request. 9.4 Sublicense Revenue. Bayer shall pay Daré [***] percent ([***]%) of all Sublicense Revenue. All Sublicense Revenue shall be made at quarterly intervals. Within [***] days of the end of each quarter following the first grant of a sublicense, Bayer shall submit a statement which shall show for that quarter: (i) all outstanding sublicenses; (ii) Sublicense Revenue, (iii) a calculation of the amount payable to Daré under this Section 9.4, and (iv) such other relevant details as Daré may reasonably request. Without limiting Bayer’s obligations under this Section 9.4, Daré shall issue invoices for such amounts at Bayer’s request. 9.5 Payments. 9.5.1 Currency. Bayer shall make the payments due to Daré under the Agreement in US Dollars. 9.5.2 Payment Rule. All payments shall be made by Bayer within thirty (30) days of the date of receipt of invoice. Daré shall issue invoices for the Up Front License Fee and Clinical Trials and Manufacturing Activities Fee at Bayer’s request. 9.5.3 Invoice Address. All invoices to Bayer shall be sent to the following address: Bayer HealthCare Pharmaceuticals [***] Alternatively, each invoice for payments may be sent electronically in portable document format (pdf) via email without electronic signature (“pdf-invoicing”), thus replacing a corresponding paper form. 9.5.4 Payments Made by Wire Transfer. All payments made by Bayer to Daré under the Agreement shall be made by wire transfer to the following bank account of Daré, or such other bank account as notified by Daré to Bayer at least fifteen (15) business days prior to the due date of the next payment: For domestic transfers: Account Holder: [***] Account Number: [***] Bank Code: [***] Routing and Transfer: [***] For international transfers: Account Holder: [***] Account Number: [***] Pay to: [***] SWIFT (BIC): [***] Routing and Transit: [***] 9.5.5 Late Payments. Any payment due to Daré by Bayer under this Agreement that is not paid within thirty (30) days after it is due will accrue interest on a daily basis at a rate of 1.5% 14 4838-6408-4913, v. 3

Confidential per month (or the maximum legal interest rate allowed by applicable law, if less) from and after such date. 9.5.6 Taxes. Both Parties agree to comply with all tax laws and regulations in effect during the Term and applicable to this Agreement. All agreed consideration in respect to any supply or service rendered by any of the Parties under this Agreement is exclusive of Indirect Taxes. Bayer will promptly pay all such separately stated, invoiced taxes and duties, unless Bayer provides Daré a valid, signed exemption certificate or direct pay permit, as appropriate. If tax is not charged by Daré and applicable tax law subsequently determines tax to be due, then Bayer will pay all such applicable taxes as identified either by reimbursing Daré as invoiced or directly paying taxing authority. If it is determined through change of law that taxes have been paid by Bayer to Daré in error, then Daré shall credit Bayer for such paid taxes according to the terms of this Agreement (and if there is credit outstanding as of the date of expiration or termination of this Agreement then Daré shall pay Bayer the amount of such credit within sixty (60) days of expiration or termination). 9.6 No Other Compensation. Neither Party will be obligated to pay any additional fees, milestone payments, royalties or other payments of any kind to the other hereunder, except as otherwise expressly set forth herein. No amounts paid are refundable or creditable. ARTICLE 10: BOOKS, RECORDS, AUDIT Bayer and its Affiliates and sublicensees shall maintain complete and accurate records which are relevant to the calculation of Sublicense Revenue and of royalties payable by Bayer to Daré on Net Sales of Products under this Agreement, and such records shall be open during reasonable business hours for a period of [***] years from creation of individual records for examination at Daré’s expense and not more often than [***] each calendar year, and on thirty (30) days’ prior notice, by an independent certified public accountant selected by Daré or its licensor and reasonably acceptable to Bayer for the sole purpose of verifying for Daré the correctness of calculations of Sublicense Revenue and royalties and classifications of Net Sales under this Agreement. Daré shall bear its and its licensor’s own costs related to such audit; provided, that for any underpayments by Bayer of royalties and/or Sublicense Revenue to Daré in a calendar year that is identified based on such audit that are greater than [***] percent ([***]%), Bayer shall pay Daré interest as provided for in Section 9.5.5 from the time the underpaid amount was due and Daré’s or its licensor’s out- of-pocket expenses for the audit. For any underpayments by Bayer found under this Article 10, Bayer shall pay Daré the amount of such underpayment within thirty (30) days of receipt of an invoice therefor. Any overpayments by Bayer will, at Bayer’s option, be refunded to Bayer or credited to future royalties. Any records or accounting information received from Bayer shall be Bayer’s Confidential Information, and the accountant will sign a confidentiality agreement in form and substance that is reasonably satisfactory to Bayer prior to beginning the audit. Results of any such audit shall be provided to both Parties and shall also be deemed Confidential Information for purposes of Section 11.1. ARTICLE 11: CONFIDENTIALITY 11.1 As used herein, “Confidential Information” means all confidential or proprietary information disclosed by one Party or its Affiliates (“Disclosing Party”) to the other Party or its Affiliates (“Receiving Party”) pursuant to the Agreement. Confidential Information may be conveyed in written, graphical, physical, electronic or oral form. Licensed Know How constitutes Daré’s Confidential Information. 11.2 Confidential Information does not include information that: 15 4838-6408-4913, v. 3

Confidential 11.2.1 at the time of disclosure, is in the public domain; 11.2.2 after disclosure, becomes part of the public domain, except by breach of the Agreement by the Receiving Party; 11.2.3 the Receiving Party can establish was in its possession and at its free disposal at the time of disclosure by the Disclosing Party, as shown by the Receiving Party’s records kept in the ordinary course of its business; 11.2.4 the Receiving Party rightfully obtains from a Third Party; provided that such information was not obtained by said Third Party, directly or indirectly, from the Disclosing Party under an obligation of confidentiality; and 11.2.5 is developed by or for the Receiving Party independently and without use of the Confidential Information provided by the Disclosing Party, as shown by the Receiving Party’s records kept in the ordinary course of its business. Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or known to the general public or in the rightful possession of the Receiving Party unless the combination itself are published or known to the general public or are in the rightful possession of the Receiving Party. 11.3 Obligation of Confidentiality and Non-Use. Each Party agrees that: 11.3.1 it shall hold in confidence and take such steps as it normally takes to protect its own confidential and proprietary information, but in any event no less than reasonable steps, to preserve the confidentiality of the Confidential Information disclosed to it by the Disclosing Party under the Agreement; 11.3.2 it shall not use the Confidential Information of the Disclosing Party for any purposes other than to perform the Receiving Party’s obligations or exercise the Receiving Party’s rights under the Agreement, without first entering into a written agreement signed by both Parties covering such other use thereof; and 11.3.3 it shall not to disclose Confidential Information other than as permitted by Sections 11.4 or 11.5. 11.4 Permitted Disclosures. Notwithstanding the obligations of confidentiality and non-use set forth in Section 11.3, a Receiving Party may provide Confidential Information disclosed to it: 11.4.1 to its officers, directors and employees who have a need to know such information in furtherance of the purpose of this Agreement and are bound by an obligation of confidentiality (contractual, legal, fiduciary or otherwise) and non-use at least as restrictive as set forth herein; 11.4.2 to its Affiliates, sublicensees, prospective sublicensees, and their officers, directors and employees, who have a need to know such information in furtherance of the purpose of this Agreement and are bound by an obligation of confidentiality (contractual, legal, fiduciary or otherwise) and non-use at least as restrictive as set forth herein; 16 4838-6408-4913, v. 3

Confidential 11.4.3 to any actual or potential distributors, co-promoters or co-marketers who in each case have a need to know such information in furtherance of the Receiving Party’s performance of this Agreement are bound by a contractual obligation of confidentiality and non-use at least as restrictive as set forth herein; 11.4.4 to Regulatory Authorities as necessary to obtain, maintain or defend Patent Rights or seek or obtain approval to conduct clinical trials, or gain Marketing Approval with respect to a Product. The Receiving Party shall be liable and responsible for the aforementioned persons’ and entities’ compliance with the provisions of this Article 11. 11.5 Required Disclosures. Notwithstanding the obligations of confidentiality and non-use set forth in Section 11.3, a Receiving Party may provide Confidential Information disclosed to it if such disclosure is required by (i) Law, (ii) Securities Exchange Rules, or (iii) a validly issued subpoena, order of a court of competent jurisdiction or other request for information from a Regulatory Authority; provided that prior to any such disclosure, to the extent permitted by Law, the Receiving Party required to make the disclosure shall promptly notify the Disclosing Party of such requirement. Such Disclosing Party shall have a reasonable opportunity to review and comment on the proposed disclosure and/or seek a protective order or other appropriate remedy. The Receiving Party required to make the disclosure shall consider in good faith the comments provided by the Disclosing Party and shall furnish only that portion of the Confidential Information that the Receiving Party is legally required to furnish. Confidential Information disclosed pursuant to this Section shall remain Confidential Information for all other purposes of the Agreement. 11.6 Duration. The Receiving Party’s obligation under the Agreement to preserve the confidentiality of any and all of the Confidential Information disclosed to it by the Disclosing Party shall continue during the Term and for a period of ten (10) years after any termination or expiration of the Agreement (except that such obligations shall survive indefinitely thereafter with respect to Confidential Information that is treated by the Disclosing Party as a trade secret for so long as such Confidential Information is a trade secret according to applicable Law). 11.7 Publicity. Bayer and Daré will, upon their written agreement, issue a press release announcing the execution of the Agreement as agreed between the Parties. Except with respect to such initial press release or as otherwise required by Laws (including disclosure requirements of any stock exchange on which securities issued by a Party are traded), neither Party shall issue an additional press release or public announcement relating to this Agreement or any of the activities hereunder without the prior written approval of the other Party, which shall not be unreasonably withheld or delayed. Notwithstanding the above, each Party and its Affiliates may disclose on its website and in its promotional materials that the other Party is a development and/or commercialization partner of such Party for the Product and may use the other Party’s name and logo in conjunction with such disclosure. ARTICLE 12: TERM AND TERMINATION 12.1 Term. This Agreement shall commence on the Execution Date and shall continue in full force and effect, unless otherwise terminated pursuant to this Article 12, until the later of (i) expiration of any Valid Claim covering the manufacture, use, sale or import of the Product in the Territory; or (ii) fifteen (15) years from First Commercial Sale (“Term”). The Term shall be automatically renewed for subsequent 12-month renewal terms unless either Party notifies the other Party of non-renewal within ninety (90) days of expiration of the then-current initial term or renewal term (as applicable), 17 4838-6408-4913, v. 3

Confidential in which case this Agreement shall terminate upon expiration of the then-current initial term or renewal term (as applicable). 12.2 Automatic Termination. This Agreement will automatically terminate, without requirement of any action taken by either Party, if the Commercialization Condition is not fulfilled as described in Section 1.6. 12.3 Unilateral Right to Terminate Agreement. Bayer may terminate this Agreement without cause at any time on serving on Daré ninety (90) days’ notice of termination. 12.4 Termination by Daré. Daré may, upon notice to Bayer, terminate this Agreement (i) in the event of a Patent Challenge as described in Section 12.8 below; (ii) if Force Majeure prevents Bayer from performing its obligations under this Agreement for [***] or longer; or (iii) for Bayer’s violation of Export Control Laws as set forth in Section 19.15. 12.5 Termination for Breach. Either Party may terminate this Agreement, effective immediately following written notice to the other Party, for any material breach by the other Party of any term of this Agreement that remains uncured ninety (90) days after the non-breaching Party first gives written notice to the other Party of such breach and its intent to terminate this Agreement if such breach is not cured. If the breach is not capable of being cured within such ninety (90) days period and provided the breaching Party reasonably demonstrates that it is exerting good faith efforts to cure the breach, the period for cure will be extended for a period of no more than one hundred and eighty (180) days. For purposes of clarity, the obligation of the breaching Party to cure any such breach shall be stayed for any time period during which such breach is the subject of a dispute resolution proceeding pursuant to Article 18; provided that the obligation of the breaching Party to cure such breach shall resume commencing on the date of any final resolution of such proceeding. 12.6 Termination for Insolvency. In the event that either Party makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over all or substantially all of its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not discharged within one hundred twenty (120) days of the filing thereof, and provided than none of the foregoing is being done as part of a corporate reorganization, then the other Party may terminate this Agreement effective immediately upon written notice to such Party. 12.7 Termination for Safety Reasons. In the event that Bayer makes a good faith determination in accordance with its standard practices and procedures for such determinations that there is a material safety issue with respect to the Product, then Bayer may terminate this Agreement upon thirty (30) days’ notice. 12.8 Patent Challenge. If Bayer or an Affiliate or sublicensee (a) commences or voluntarily participates in any action or proceeding (including any patent opposition or re-examination proceeding), or otherwise asserts any claim, challenging or denying the validity or enforceability of any claim of any Licensed Patent Rights, or (b) voluntarily assists any Third Party in bringing or prosecuting any action or proceeding (including any patent opposition or re-examination proceeding) challenging or denying the validity or enforceability of any claim of any Licensed Patent Rights (each of (a) and (b), a “Patent Challenge”), then, to the extent permitted by applicable Law, Daré shall have the right, in its sole discretion, to terminate this Agreement upon notice to Bayer. Notwithstanding the foregoing, if the Patent Challenge is made by an Affiliate of Bayer and no person within Bayer’s legal department had actual knowledge of such Patent Challenge, and no Bayer personnel directly involved in Ovaprene had actual knowledge of such Patent Challenge, then Daré may not terminate this Agreement unless it notifies Bayer of such Patent Challenge and 18 4838-6408-4913, v. 3

Confidential the Affiliate does not withdraw or cause to be withdrawn such challenge within ninety (90) days of receipt of such notice, in which case Daré shall have the right to terminate this Agreement by providing written notice thereof to Bayer. The foregoing right to terminate shall not apply with respect to any Patent Challenge where the Patent Challenge is made in defense of an assertion of the relevant Patent Right that is first brought by Daré against Bayer. 12.9 Consequences of Termination of Agreement. In the event of the termination of this Agreement, the following provisions shall apply, as applicable: 12.9.1 If this Agreement is terminated by Bayer pursuant to Section 12.3 or Section 12.7: (a) All licenses and rights granted by Daré to Bayer, including all licenses granted to Bayer pursuant to Section 4.1, shall immediately terminate. (b) Bayer shall cease to use any Marketing Approval obtained in accordance with the Agreement. (c) Bayer shall cease to conduct any activity related to the Development and/or Commercialization of the Product. (d) Each Party shall promptly return all Confidential Information of the other Party that are not subject to a continuing license hereunder; provided, that, each Party may retain one copy of the Confidential Information of the other Party in its archives solely for the purpose of establishing the contents thereof and ensuring compliance with its obligations hereunder. (e) Bayer shall, and shall cause its Affiliates and sublicensees, to provide reasonable assistance, at no cost to Daré, as may be reasonably necessary or useful for Daré or its designee to commence or continue commercializing Products in the Territory and to generally effect a smooth and orderly transition of commercialization activities with respect to the Product, for a period of up to one hundred eighty (180) days after the effective date of termination (the “Transition Period”), including transferring or amending as appropriate, upon request of Daré, any agreements or arrangements with Third Parties to commercialize the Products in the Territory, and domain names as described in Section 16.7.8. To the extent that any such contract between Bayer or its Affiliate or sublicensee and a Third Party is not assignable to Daré or its designee, then, to the extent reasonably practicable, Bayer shall reasonably cooperate with Daré (but without Bayer retaining any liability under such contract or incurring expense or cost to the Third Party) to arrange to continue to and provide such services from such entity. (f) Bayer and its Affiliates and sublicensees shall: (A) transfer or assign, or cause to be transferred or assigned, to Daré or its designee (or to the extent transfer or assignment is not permitted by Law, take all reasonable actions to make available to Daré or its designee) the full benefits (including the right of reference, to the extent consistent with Law) of all Regulatory Applications, Regulatory Approvals, Regulatory Materials, regulatory dossiers, applications for Pricing Approval, and Pricing Approvals, for the Product, all as existing at the date of termination whether held in the name of Bayer or its Affiliate; (B) provide to Daré or its designee originals of all of the foregoing documents, as well as copies of all correspondence with relevant Regulatory Authorities or Pricing Authorities 19 4838-6408-4913, v. 3

Confidential pertaining to Products; and (C) take such other reasonable actions and execute such other instruments, assignments and documents as may be necessary to effect, evidence, register and record the transfer, assignment or other conveyance of rights under this Section to Daré or its designee, at Daré’s cost and expense. Notwithstanding the above, if Bayer cannot complete (A) through (C) as set forth above due to Law or contracts that prohibit the same, Bayer will take all reasonable actions to make the above available to Daré or Daré’s designee, at Daré’s cost and expense. (g) Daré shall have the right, but not the obligation, to purchase from Bayer and its Affiliates and sublicensees any or all of the usable inventory of any Product in Bayer’s or its Affiliates’ and sublicensees’ possession as of the date of termination, at a purchase price equal to the price paid by Bayer for such inventory. Any packaging, transport, insurance and other costs relating to delivery shall be borne by Daré. In addition, if Daré does not purchase the inventory, Bayer and its Affiliates and sublicensees may sell, have sold and offer to sell any inventory of Product in its or their possession as of the termination date during the 180-day period beginning on the termination date, or if applicable, complete performance of any and all bid and tender agreements that had been entered into prior to the termination date. Notwithstanding the above, Bayer may not sell off any inventory at a price less than the fair market value. (h) Bayer shall, if requested by Daré, deliver to Daré all Promotional Materials in Bayer’s and its Affiliates’ and sublicensees’ possession (including electronic files of all Promotional Materials), and Daré will reimburse Bayer for its out-of-pocket cost for printing and delivering such materials. Notwithstanding the foregoing, Daré shall retain no rights to use the Bayer name or the Bayer cross following termination of this Agreement. (i) To the extent permissible by Law Bayer and its Affiliates and sublicensees shall transfer to Daré any and all data exclusivity rights for the Product as existing at the date of termination, including regulatory or statutory exclusivity periods. (j) Subject to any obligations of confidentiality owed to Third Parties and to the extent they relate specifically to the Product, Bayer shall promptly provide to Daré a list of all agreements in effect between Bayer and its Affiliates and sublicensees on the one hand, and any distributors on the other hand, of Products in the Territory, including the identity of and contact information for each such Third Party, and will use Commercially Reasonable Efforts to facilitate introductions between Daré and such Third Parties, and Bayer will disclose copies of such agreements to Daré to the extent permitted by the relevant Third Party (either through the agreement itself, or through the Third Party’s written consent). Bayer shall use Commercially Reasonable Efforts to include in each such agreement a provision allowing it to assign such agreement to Daré in the event of termination of this Agreement. (k) Each Party shall promptly return all Confidential Information of the other Party that is not subject to a continuing license hereunder; provided, that, each Party may retain one copy of the Confidential Information of the other Party in its archives solely for the purpose of establishing the contents thereof and ensuring compliance with its obligations hereunder. 20 4838-6408-4913, v. 3

Confidential 12.9.2 If this Agreement is terminated by either Party on any grounds except by Bayer pursuant to Section 12.3: (a) All licenses and rights granted by Daré to Bayer, including all licenses granted to Bayer pursuant to Section 4.1, shall immediately terminate; (b) Bayer shall cease to use any Marketing Approval obtained in accordance with the Agreement; (c) Bayer shall cease to conduct any activity related to the Development and/or Commercialization of the Product; (d) Each Party shall promptly return all Confidential Information of the other Party that is not subject to a continuing license hereunder; provided, that, each Party may retain one copy of the Confidential Information of the other Party in its archives solely for the purpose of establishing the contents thereof and ensuring compliance with its obligations hereunder (e) Bayer and its Affiliates and sublicensees shall: (A) transfer or assign, or cause to be transferred or assigned, to Daré or its designee (or to the extent transfer or assignment is not permitted by Law, take all reasonable actions to make available to Daré or its designee) the full benefits (including the right of reference, to the extent consistent with Law) of all Regulatory Applications, Regulatory Approvals, Regulatory Materials, regulatory dossiers, applications for Pricing Approval, and Pricing Approvals, for the Product, all as existing at the date of termination whether held in the name of Bayer or its Affiliate; (B) provide to Daré or its designee originals of all of the foregoing documents, as well as copies of all correspondence with relevant Regulatory Authorities or Pricing Authorities pertaining to Products; and (C) take such other reasonable actions and execute such other instruments, assignments and documents as may be necessary to effect, evidence, register and record the transfer, assignment or other conveyance of rights under this Section to Daré or its designee, at Daré’s cost and expense. Notwithstanding the above, if Bayer cannot complete (A) through (C) as set forth above due to Law or contracts that prohibit the same, Bayer will take all reasonable actions to make the above available to Daré or Daré’s designee, at Daré’s cost and expense; (f) Daré shall have the right, but not the obligation, to purchase from Bayer and its Affiliates and sublicensees any or all of the usable inventory of any Product in Bayer’s or its Affiliates’ and sublicensees’ possession as of the date of termination, at a purchase price equal to the price paid by Bayer for such inventory. Any packaging, transport, insurance and other costs relating to delivery shall be borne by Daré. In addition, if Daré does not purchase the inventory, Bayer and its Affiliates and sublicensees may sell, have sold and offer to sell any inventory of Product in its or their possession as of the termination date during the 180-day period beginning on the termination date, or if applicable, complete performance of any and all bid and tender agreements that had been entered into prior to the termination date. Notwithstanding the above, Bayer may not sell off any inventory at a price less than the fair market value; 21 4838-6408-4913, v. 3

Confidential (g) Bayer shall, if requested by Daré, deliver to Daré all Promotional Materials in Bayer’s and its Affiliates’ and sublicensees’ possession (including electronic files of all Promotional Materials), and Daré will reimburse Bayer for its out-of-pocket cost for printing and delivering such materials. Daré may use such Promotional Materials solely in connection with the Product as existing at the time of termination and solely in accordance with applicable Law. Notwithstanding the foregoing, Daré shall retain no rights to use the Bayer name or the Bayer cross following termination of this Agreement; and (h) To the extent permissible by Law Bayer and its Affiliates and sublicensees shall transfer to Daré any and all data exclusivity rights for the Product as existing at the date of termination, including regulatory or statutory exclusivity periods. 12.9.3 Termination on any grounds except Sections 12.3 and 12.7 shall be without prejudice to any other rights or remedies either Party may have in law or equity based on the grounds of termination, which shall be cumulative. 12.9.4 Except where expressly provided for otherwise in the Agreement, termination of the Agreement shall not relieve the Parties hereto of any liability, including any obligation to make payments hereunder, which accrued hereunder prior to the effective date of such termination or exercise, nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of the Agreement nor prejudice any Party’s right to obtain performance of any obligation. This Section 12.8 shall survive termination or expiry of the Agreement. 12.10 Surviving Provisions. The provisions of Articles 10, 11, 14, 18 and 19 and Sections 4.4, 7.1, 12.9, 12.10 and 13.3, and Bayer’s accrued payment obligations, shall survive any termination or expiration of the Agreement. ARTICLE 13: REPRESENTATIONS, WARRANTIES AND COVENANTS 13.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party that as of the Execution Date: 13.1.1 It is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation; 13.1.2 It has full corporate right, power and authority to enter into the Agreement and to perform its respective obligations under the Agreement; 13.1.3 It is duly authorized to execute and deliver the Agreement, and the person or persons executing the Agreement on its behalf have been duly authorized to do so by all requisite corporate action; and 13.1.4 The Agreement is legally binding upon it and enforceable in accordance with its terms. 13.2 Representations and Warranties by Daré. Daré hereby represents and warrants to Bayer that as of the Execution Date: 13.2.1 General. 22 4838-6408-4913, v. 3

Confidential (i) The execution and delivery of the Agreement by Daré, the performance of Daré’s obligations hereunder and the licenses granted by Daré pursuant to the Agreement (A) do not conflict with or violate any requirement of any Laws existing as of the Execution Date; and (B) do not conflict with, violate, breach or constitute a default under any contractual obligations of Daré or any of its Affiliates existing as of the Execution Date, including the Daré License; (ii) The documents delivered or made available by Daré to Bayer in connection with the transaction contemplated by the Agreement (including any minutes of meetings with the FDA and other correspondence exchanged with the agency) do not, to Daré’s knowledge, contain any untrue statement of a material fact nor omit to state a material fact necessary in order to make the statements contained therein not misleading; and Daré has not, up through and including the Execution Date, withheld from Bayer any material information in Daré’s control concerning the Licensed Technology; and (iii) Neither Daré nor any employee of Daré, or to Daré’s knowledge, subcontractor or employee of a subcontractor which has performed services with respect to the Product has been debarred by the FDA or is the subject of any investigation or proceeding which may result in debarment by the FDA. 13.2.2 Licensed Patent Rights. (i) Exhibit 1.21 contains a correct and complete list of all Licensed Patent Rights as of the Execution Date. To Daré’s knowledge, all of the Licensed Patent Rights issued as of the Execution Date are valid and in full force; (ii) Daré is the sole and exclusive owner of or Controls all right, title and interest in and to all rights licensed hereunder, and is entitled to grant the licenses specified herein; (iii) Daré has not previously granted, and will not grant during the Term, any right, license or interest in and to the Licensed Technology in the Field and Territory, or any portion thereof, inconsistent or in conflict with the licenses granted to Bayer herein; and (iv) As of the Execution Date, there are no pending or, to Daré’s knowledge, threatened actions, suits, investigations, claims, judgments or proceedings relating to the Licensed Technology. As of the Execution Date, to Daré’s knowledge, Daré is not aware of any issued Third Party Patent Right that is or would be infringed by the Development or Commercialization of a Product as contemplated by this Agreement. 13.2.3 Daré License. (i) it has provided to Bayer a true, correct and complete copy of the Daré License, as reasonably redacted; 23 4838-6408-4913, v. 3

Confidential (ii) as of the Execution Date the Daré License is in full force and effect; (iii) as of the Execution Date, it is not in breach of, nor to its knowledge do any circumstances exist upon which ATI might claim that Daré is in breach of, the Daré License. For the avoidance of doubt, Daré is not relieved of its obligations under this Agreement because compliance with or fulfillment of such obligations may give rise to a breach of the Daré License; (iv) Daré further covenants and agrees that (a) it will take all commercially reasonable steps necessary to maintain in full force and effect, the Daré License for the term thereof (b) it will not assign (except to an Affiliate or to a Third Party to which this Agreement has been assigned as permitted under Section 19.4), amend, restate, terminate in whole or in part, or otherwise modify the Daré License in any way that materially adversely affects Bayer’s rights under this Agreement; (c) it will provide Bayer with notice within a reasonable time upon becoming aware of any claim of a breach by Daré under the Daré License or notice of termination of the Daré License made by either Daré or ATI (or any party acting on behalf of such counterparty); and (d) it will use commercially reasonable efforts to enforce its rights under the Daré License to the extent necessary to maintain Bayer’s rights hereunder; and (v) [***]. 13.3 Disclaimer of Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, DARÉ MAKES NO REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, AND EXPLICITLY DISCLAIMS ANY REPRESENTATION AND WARRANTY, INCLUDING WITH RESPECT TO ANY ACCURACY, COMPLETENESS, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, COMMERCIAL UTILITY, VALIDITY, ENFORCEABILITY OR NON- INFRINGEMENT FOR THE LICENSED PATENT RIGHTS, LICENSED KNOW-HOW, AND THE PRODUCT. ARTICLE 14: LIABILITY AND INDEMNIFICATION 14.1 Indemnification by Bayer. Bayer shall indemnify, defend and hold harmless Daré and its Affiliates and their respective directors, officers, employees and agents (each a “Daré Indemnitee”) from and against any and all liabilities, damages, losses, costs or expenses (including reasonable attorneys’ and professional fees and other expenses of litigation and/or arbitration) (“Liability”) arising or resulting from a claim, suit or proceeding made or brought by a Third Party against a Daré Indemnitee arising from or occurring as a result of (i) the gross negligence or willful misconduct of a Bayer Indemnitee, or (ii) any breach of the representations and warranties set forth in Section 13.1, or (iii) where the Third Party bringing the claim is Daré’s or its Affiliate’s licensor, to the extent caused by Bayer’s or its Affiliate’s or sublicensee’s breach of this Agreement, or (iv) the Commercialization of the Product by Bayer or its Affiliates or sublicensees except to the extent such Liability falls within the scope of the indemnification obligations of Daré set forth in Section 14.2. 24 4838-6408-4913, v. 3

Confidential 14.2 Indemnification by Daré. Daré shall indemnify, defend and hold harmless Bayer and its Affiliates and its sublicensees and their respective directors, officers, employees and agents (each a “Bayer Indemnitee”) from and against any and all Liability resulting from a claim, suit or proceeding made or brought by a Third Party against a Bayer Indemnitee, arising from or occurring as a result of (i) any breach of the representations and warranties set forth in Sections 13.1 and 13.2, (ii) the gross negligence or willful misconduct of a Daré Indemnitee, or (iii) any Development, Manufacture, use, or Commercialization (both within the Territory and outside) of any Product by Daré or its Affiliates and Third Party licensees and sublicensees (including, without limitation, product liability claims), except to the extent such Liability falls within the scope of the indemnification obligations of Bayer set forth in Section 14.1. 14.3 Procedure. The Party seeking indemnification from a Third Party claim or action pursuant to this Article 14 (“Indemnified Party”) shall notify the other Party (“Indemnifying Party”) promptly upon becoming aware of such claim or action, and shall permit the Indemnifying Party to control the defense and settlement of such claim or action, and shall provide the Indemnifying Party with full cooperation in such efforts, at the Indemnifying Party’s request and expense. The Indemnified Party shall not be permitted to consent to settle or compromise any such claim or action without the Indemnifying Party’s prior written consent. If the Indemnifying Party fails or declines to assume the defense of any such claim or action within thirty (30) days after notice thereof, the Indemnified Party may assume the defense of such claim or action at the cost and risk of the Indemnifying Party, and any Third Party Liabilities related thereto shall be conclusively deemed a Third Party Liability of the Indemnifying Party. The indemnification rights of an Indemnified Party contained in this Agreement are in addition to all other rights which such Indemnified Party may have at law or in equity or otherwise. The Indemnified Party may participate in the defense of such claim or action with its own counsel at its own expense. The Indemnifying Party may not consent to any settlement or entry of judgment in any such claim or action that does not unconditionally release the Indemnified Party of all liability, and if Bayer is the Indemnifying Party, it may not consent to any settlement or entry of judgment in such claim or action that adversely affects the Licensed Technology or Daré’s or its licensor’s interests with respect thereto, or that grants any rights to the Licensed Technology except as permitted in Section 4.2, without the consent of Daré, such consent not to be unreasonably withheld. 14.4 Limitation of Liability. EXCEPT FOR AMOUNTS PAYABLE BY A PARTY PURSUANT TO ITS INDEMNIFICATION OBLIGATIONS UNDER SECTIONS 14.1 AND 14.2, IN NO EVENT SHALL EITHER PARTY OR THEIR AFFILIATES BE LIABLE OR OBLIGATED TO THE OTHER PARTY IN ANY MANNER FOR ANY SPECIAL, NON-COMPENSATORY, CONSEQUENTIAL, INDIRECT, INCIDENTAL, STATUTORY OR PUNITIVE DAMAGES OF ANY KIND, OR LOST PROFITS, LOST REVENUE OR LOST GOODWILL, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT, NEGLIGENCE, STRICT PRODUCT LIABILITY OR OTHERWISE, EVEN IF INFORMED OF OR AWARE OF THE POSSIBILITY OF ANY SUCH DAMAGES IN ADVANCE, PROVIDED THAT THIS LIMITATION OF LIABILITY SHALL NOT APPLY (I) TO THE EXTENT THAT IT WOULD BE INVALID BY LAW, AND/OR (II) TO DAMAGES CAUSED BY A MATERIAL BREACH OF ARTICLE 11. 14.5 Insurance. Each Party shall procure and maintain insurance, including commercial general liability insurance, having product and completed operations coverage adequate to cover its obligations hereunder and consistent with normal business practices of prudent companies similarly situated at all times during which any development, manufacture or commercialization of Products is conducted by such Party pursuant to this Agreement and for a five (5) year period thereafter. The 25 4838-6408-4913, v. 3

Confidential Parties acknowledge that insurance and liability provisions appropriate to Daré’s supply obligations shall be negotiated as part of the agreement described in Section 8.1. 14.6 Survival. This Article 14 will survive expiry or termination of this Agreement for any reason. ARTICLE 15: FORCE MAJEURE 15.1 Force Majeure. Except with respect to Bayer’s payment obligations, neither Party shall be responsible or liable to the other Party for any failure to perform any of its obligations hereunder, if such failure results from circumstances beyond the reasonable control of such Party, which may include requisition by any government authority, the effect of any statute, ordinance or governmental order or regulation, wars, strikes, lockouts, riots, epidemic, disease, an act of God, civil commotion, fire, earthquake, storm, failure of public utilities, common carriers or supplies, or any other circumstances, whether or not similar to the above causes and whether or not foreseeable (“Force Majeure”). The Parties shall use their Commercially Reasonable Efforts to avoid or remove any such cause and shall resume performance under the Agreement as soon as feasible whenever such cause is removed; provided that the foregoing shall not be construed to require either Party to settle any dispute with any Third Party, to commence, continue or settle any litigation, or to incur any unusual or extraordinary expenses. 15.2 Prompt Notification. The Party affected by the Force Majeure event shall upon its occurrence promptly give written notice to the other Party specifying the nature of the event and its anticipated duration. ARTICLE 16: INTELLECTUAL PROPERTY 16.1 Licensed Technology. Daré and its licensors shall have sole and exclusive ownership of all right, title and interest in and to any and all Licensed Technology. 16.2 Patent Filing, Prosecution and Maintenance. Subject to this Article 16, Daré and its licensors shall have the sole right and responsibility to prepare and file applications with respect to, and prosecute and maintain, at their cost and expense, and using patent counsel or agents of their choice, all Licensed Patent Rights. Bayer shall cooperate with and assist Daré, at Daré’s cost, in all reasonable respects, in connection with Daré’s preparation, filing, prosecution and maintenance of Licensed Patent Rights. 16.3 Information and Cooperation. The Parties hereby agree to cooperate with each other in connection with the filing, prosecution and maintenance of the Licensed Patent Rights, including through the prompt execution and delivery of documents and instruments as may reasonably be required in connection therewith. Without limiting the foregoing, Daré shall (a) promptly provide Bayer with copies of all patent applications filed hereunder and other material submissions and correspondence with applicable patent offices, in sufficient time to allow for review and comment by Bayer; (b) provide Bayer and its patent counsel with an opportunity to consult with Daré and its patent counsel regarding the filing and contents of any such application, amendment, submission or response; and (c) take into consideration in good faith the advice and suggestions of Bayer and its patent counsel in connection with such filing. With respect to ATI’s patent rights, the foregoing is subordinate to Daré’s obligations under the Daré License. 16.4 Interference, Opposition, Reexamination and Reissue. 26 4838-6408-4913, v. 3

Confidential 16.4.1 Notice. Not more than thirty (30) days following the discovery by either Party of any request for, or the filing or declaration of, any interference, opposition, or reexamination proceeding with respect to any Licensed Patent Rights in the Territory, the discovering Party shall notify the other Party of such event. 16.4.2 Decision Not to File; Abandonment. Daré shall notify Bayer in the event Daré decides at any time to abandon or discontinue prosecution of any one or more of the patents or patent applications included in the Licensed Patent Rights in the Territory. Such notification will be given as early as possible and in any event not less than fifteen (15) business days prior to the date on which said patent(s) or patent application(s) will become abandoned. Bayer shall have the option, exercisable upon written notification to Daré, to assume full responsibility for the prosecution of such Licensed Patent Rights, which shall be conducted in the name of Bayer. In the event that Bayer takes over any of the patents or patent applications as provided in this Section 16.4.2, such patent or patent application shall cease to be included in the Licensed Patent Rights. 16.5 Enforcement and Defense. 16.5.1 Notice. In the event either Party becomes aware of any suspected infringement or misappropriation of any Licensed Patent Rights (“Infringement”), that Party shall promptly notify the other Party and provide it with all details of such Infringement of which it is aware (each, an “Infringement Notice”). 16.5.2 Daré Right to Enforce. As between the Parties, Daré shall have the first right, but not the obligation, to address any such Infringement in the Field and the Territory by taking reasonable steps, which may include the institution of legal proceedings or other actions (each, an “Action”), and to compromise or settle such Action; provided, that, (a) Daré shall keep Bayer reasonably informed about such Action, (b) Bayer shall provide reasonable cooperation to Daré, at Daré’s expense, in connection with such Action, (c) Daré shall not take any position with respect to, or compromise or settle, such Action in any way that would be reasonably likely to directly and adversely affect the scope, validity or enforceability of the Licensed Patent Rights in the Territory without prior consultation with Bayer, and (d) if Daré does not intend to prosecute or defend an Infringement, or determines to cease to pursue such an Action, it shall promptly inform Bayer and Section 16.5.3 shall apply. Daré shall incur no liability to Bayer as a consequence of such Action or any unfavorable decision resulting therefrom, including any decision holding any such claim invalid, not infringed or unenforceable. All costs, including, without limitation, attorneys’ fees, relating to such legal proceedings or other action shall be borne by Daré. 16.5.3 Bayer Right to Enforce. If (a) Daré informs Bayer that Daré does not intend to prosecute an Action in respect of any Licensed Patent Rights pursuant to Section 16.5.2, within ninety (90) days after the Infringement Notice or such shorter period as may be appropriate in the circumstances, or (b) Daré has not commenced any Action within ninety (90) days after the Infringement Notice or such shorter period as may be appropriate in the circumstances, or (c) Daré determines to cease to pursue any such Action with respect to such Infringement, then, subject to ATI’s prior written approval with respect to ATI patent rights, Bayer shall have the right, at its own expense, upon notice to Daré to take appropriate action to address such Infringement, including by initiating its own Action or taking over prosecution of any Action initiated by Daré; provided, that, in such event, (i) Bayer shall keep Daré reasonably informed about such Action and shall consult with Daré before taking any major steps during the conduct of such Action, (ii) Daré shall provide 27 4838-6408-4913, v. 3

Confidential reasonable cooperation to Bayer in connection with such Action, at Bayer’s expense, and (iii) Bayer shall not settle any Action without the prior written consent of Daré, not to be unreasonably withheld. Bayer shall keep Daré reasonably informed about the status and developments in such Action, including considering, in good faith, the input of Daré and its licensors regarding the strategy and handling of the litigation. Bayer shall incur no liability to Daré as a consequence of such Action or any unfavorable decision resulting therefrom, including any decision holding any such claim invalid, not infringed or unenforceable. All costs, including, without limitation, attorneys’ fees, relating to such legal proceedings or other action shall be borne by Bayer. 16.5.4 Right to Representation. Each Party shall have the right to participate and be represented by counsel that it selects in any Action instituted under Sections 16.5.2 and 16.5.3 by the other Party. If a Party with the right to initiate an Action to eliminate an Infringement lacks standing to do so and the other Party has standing to initiate such Action, then the Party with the right to initiate an Action may name the other Party as plaintiff in such Action. 16.5.5 Cooperation. In any Action instituted under this Section 16.5, the Parties shall cooperate with and assist each other in all reasonable respects. Upon the reasonable request of the Party instituting such Action, the other Party shall join such Action and shall be represented using counsel of its own choice, at the requesting Party’s expense. The Party instituting the Action will indemnify and hold harmless the joined Party from all damages, claims, liabilities, costs, fines, penalties, losses and expenses, including reasonable attorneys’ fees, incurred in connection with such Action. 16.5.6 Allocation of Proceeds. Any amounts recovered by either Party pursuant to Actions under Sections this Section 16.5 with respect to any Infringement, whether by settlement or judgment, shall, after reimbursing Bayer and Daré for their respective reasonable out-of- pocket expenses incurred in pursuing such Action and obtaining such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses) be retained by or paid to Bayer and treated as Net Sales of the Product affected by the Infringement for purposes of this Agreement, such that Bayer shall pay to Daré the applicable royalty due on such Net Sales pursuant to Section 9.3. 16.6 Defense of Claims. 16.6.1 Notice. In the event that any action, suit or proceeding is brought against either Party or any Affiliate of either Party alleging the infringement of the Patent Rights of a Third Party by reason of or the Development or Commercialization, including the Manufacture, use or sale, of the Product, by or on behalf of Bayer, such Party shall notify the other Party within five (5) business days of the earlier of (a) receipt of service of process in such action, suit or proceeding, or (b) the date such Party becomes aware that such action, suit or proceeding has been instituted. 16.6.2 Prosecution of Infringement Claims in the Territory. If the claim relates to Daré’s Development activities (a) Daré shall have the primary right but not the obligation to institute and control such action, suit or proceeding in its own name and at its sole expense, and (b) Bayer shall cooperate with Daré in all reasonable respects in any such action, suit or proceeding. In the event Daré waives its primary right as described in this Section 16.6.2, the Parties may elect, without being obliged, to jointly commence an action, in which case the Parties shall be represented by a counsel jointly chosen by the Parties, shall jointly decide on a course of action, and share equally in the costs and expenses, and in and 28 4838-6408-4913, v. 3

Confidential in amounts recovered with respect to such action. If the claim relates to Bayer’s Commercialization of the Product and is brought only against Bayer Indemnitees, Bayer shall have the sole and exclusive rights, but not the obligation, to defend or control any proceedings at its sole expense, and to the extent that the claim is brought against a Daré Indemnitee, the provisions of Section 14.1 shall apply. 16.6.3 Cooperation. Each Party shall promptly furnish the other Party with a copy of each communication relating to the alleged infringement that is received by such Party including all documents filed in any litigation. In no event shall Bayer settle or otherwise resolve any such action, suit or proceeding brought against it or its Affiliates in a manner that grants any rights to the Licensed Technology, without Daré’s prior written consent. 16.7 Marks. 16.7.1 Mark License. Daré hereby grants to Bayer, and Bayer hereby accepts from Daré a non- exclusive, non-transferable, non-divisible and royalty-free license under any Licensed Mark to promote, market, distribute, use and sell the Product in Field and the Territory under the terms and conditions of this Agreement. If Bayer decides to use the Licensed Mark for the marketing of the Product Bayer shall then comply with brand usage guidelines provided by Daré to Bayer in its use of the Licensed Marks. 16.7.2 This license shall without further action by the Parties expire automatically upon the expiration or termination of this Agreement. Nothing under this Agreement shall be deemed to give Bayer either during or after the Term any right, title or interest in or to the Licensed Mark other than the license granted in Section 16.7.1. Bayer is not entitled to use the Licensed Mark as an element of its company name, as a special characterization of its business operation or company or in any other manner as a mark to distinguish its business operation. Bayer will not register in its own name any Licensed Marks or the corporate name, or other source identifier containing such Licensed Marks or any word or mark that is confusingly similar to such Licensed Marks. All use of the Licensed Mark and all goodwill and benefit arising from such use will inure to the sole and exclusive benefit of Daré and its licensors. Each Party will cooperate with the other Party in the execution, filing and prosecution of any trademark applications in connection with the Licensed Marks in the Territory. Bayer shall assure at all times that the quality of the Products is of a standard of quality consistent with pharmaceutical industry standards. Bayer shall assure at all times that Products are sourced, manufactured and labelled in accordance with all Laws. Bayer shall place and display the Licensed Marks on and in connection with the Products only in such form and manner as are specifically approved in writing in advance by Daré. 16.7.3 The Parties shall promptly notify each other any actual, alleged or threatened infringement of the Licensed Mark or of any unfair trade practices or similar offences of which the Parties take notice. Daré shall at its own expense, have the first right (but not the obligation) to take all steps, including initiating proceedings, to stop any alleged infringement of the Licensed Mark or to defend the Licensed Mark from any attack, including any invalidity or revocation proceedings. At Daré‘s request, Bayer shall give Daré all reasonable assistance in respect of any such proceedings, subject to Daré meeting all reasonable costs and expenses incurred by Bayer in giving such assistance. If Daré is not willing or interested in initiating action against an infringer, Daré shall notify Bayer accordingly within a period of twenty (20) business days from knowledge of the infringement and Bayer shall be entitled, but not obligated, to enter an action in its own name based on the 29 4838-6408-4913, v. 3

Confidential infringement of the Licensed Mark subject to Daré‘s prior written consent. Daré may only refuse its consent for good cause and will give Bayer all assistance as Bayer may reasonably request in connection with any such action. Any funds recovered by either Party as a result of such action shall be shared between the Parties according to the ratio in which they have borne the burden of such action. 16.7.4 Daré shall defend, indemnify and hold Bayer and its officers, directors and employees harmless from and against any and all claims, demands, loss, damage, liabilities, settlement amounts, costs or expenses whatsoever (including reasonable attorneys' fees and costs) arising from any claim, action or proceeding made or brought against Bayer by a Third Party caused by Bayer’s or its Affiliate’s or sublicensee’s authorized use of the Licensed Mark in the Territory for the purpose hereof and in accordance with the terms of this Agreement, alleging that the Licensed Mark infringes any Third Party’s trademark rights. Daré shall have no obligation under this Section 16.7.4 where the infringement is caused by modification of the Licensed Mark or combination of the Licensed Mark with another Mark. 16.7.5 Notwithstanding the grant of rights in the Licensed Marks referred to in Section 16.7.1, Bayer shall not be obliged to use the Licensed Mark in Commercializing the Product. Bayer shall be responsible for the selection, registration and maintenance of any Bayer Marks it believes to be appropriate in the Commercialization of the Product. 16.7.6 Daré recognizes, both while this Agreement is in effect and at any time thereafter, the exclusive ownership by Bayer of any proprietary Bayer name, logotype, Bayer Mark, trademark or trade dress furnished by Bayer (e.g. the name “Bayer” and the “Bayer Cross”) for use in connection with the marketing, sale or distribution of the Product in the Territory. Daré shall not, either while this Agreement is in effect, or at any time thereafter, register, use or challenge or assist others to challenge the Bayer Marks, the Bayer name, logotype, trademark and trade dress furnished by Bayer or attempt to obtain any right in or to any such name, logotype, trademarks or trade dress confusingly similar for the marketing of the Product as defined in this Agreement or any other pharmaceutical goods and products, notwithstanding that such goods or products have a different use or are dissimilar to the Product as defined in this Agreement. 16.7.7 Only Bayer will be authorized to initiate at its own discretion legal proceedings against any infringement or threatened infringement of the Bayer Marks in the Territory. 16.7.8 Bayer shall have the right to register, host and maintain the Licensed Mark as domain name under a generic Top Level Domain (gTLD) to be agreed with Daré and under the country code Top Level Domain (ccTLD) “.us” and use them for websites and other internet activities in connection with the commercialization of the Product. Bayer shall also be responsible for the registration, hosting, maintenance and defense of any Domain Names reflecting any Mark other than the Licensed Mark under all generic Top Level Domains (gTLDs) and under all relevant country code Top Level Domains (ccTLD). For the avoidance of doubt Bayer is allowed to register such Domain Names in its own name, to host on its own servers, maintain and defend the Domain Names and use them for websites. ARTICLE 17: USE OF NAME Neither Party shall use the trademarks or trade names of the other Party, without the prior written consent of such other Party, except as otherwise provided in this Agreement. 30 4838-6408-4913, v. 3

Confidential ARTICLE 18: DISPUTE RESOLUTION If the Parties are unable to resolve a dispute, despite their good faith efforts, either Party may refer the dispute to the CEO of Daré and the Head of the Bayer business unit responsible for the Commercialization of the Product. In the event that no agreement is reached by the said CEO and Head (or other designees) with respect to such dispute within thirty (30) days after its referral to them, either Party may pursue any and all remedies available at law or in equity. ARTICLE 19: GENERAL PROVISIONS 19.1 Interpretation. 19.1.1 the headings of sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of the Agreement or have any effect on its interpretation or construction. 19.1.2 All references in the Agreement to the singular shall include the plural where applicable. 19.1.3 The use of any gender is applicable to all genders. 19.1.4 Unless otherwise specified, references in the Agreement to any section shall include all subsections and paragraphs in such section, and references in the Agreement to any subsection shall include all paragraphs in such subsection. 19.1.5 Any list or examples following the word “including” shall be interpreted without prejudice to the generality of the preceding words. 19.1.6 All references to days or years in the Agreement shall mean calendar days or years, as the case may be, unless otherwise specified. 19.2 Applicable Law. The Agreement and any disputes, claims, or actions related thereto shall be governed by and construed in accordance with the Laws of the State of New York without giving effect to any choice or conflict of law provisions; provided, however, the foregoing shall not apply to disputes arising out of or relating to intellectual property which shall be governed by applicable federal laws and/or laws of the State of New York (without regard for principles of conflicts of laws) as they apply to the given situation. The Parties further expressly agree that the exclusive venue for the resolution of any such disputes (including intellectual property) shall be the state and federal courts located in New York, New York or the federal courts located in the Southern District of New York, and that such courts shall have exclusive jurisdiction. The Parties hereby submit themselves to the jurisdiction of such courts for such purposes. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER AND ANY CLAIM OF INCONVENIENT FORUM OF ANY COURT IN THE SOUTHERN DISTRICT OF NEW YORK. The prevailing Party in any dispute is entitled to recover its reasonable attorneys’ fees. 19.3 Notices. Any notice, consent, or other formal or legal communication required or permitted by this Agreement shall be in writing and shall be sent (a) by prepaid registered or certified mail, return receipt requested, or (b) by express delivery service by an internationally recognized courier, addressed to the other Party at the address shown below or at such other address for which such Party gives notice hereunder: 31 4838-6408-4913, v. 3

Confidential If to Daré: Daré Bioscience, Inc. 3655 Nobel Drive, Suite 260 San Diego, CA 92122 Attention: Sabrina Johnson, CEO If to Bayer: Bayer HealthCare LLC 100 Bayer Boulevard Whippany, NJ 07981 Attention: Legal Department 19.4 Assignment. 19.4.1 Subject to Section 19.4.5 below, this Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a Party hereto for all purposes hereof. 19.4.2 No Party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other Party. Any attempted assignment by Bayer or Daré in violation of this Section 19.4.2 shall be null and void and of no legal effect. 19.4.3 Notwithstanding Section 19.4.2, each Party, upon providing the other Party prior written notice, may without the consent of the other Party, (i) assign this Agreement in its entirety, to an Affiliate, or (ii) designate one or more of its Affiliates to perform its obligations hereunder, in each case, so long as the assigning Party is not relieved of any liability hereunder and so long as any such Affiliate remains such Party’s Affiliate; provided, however, that such Affiliate assignee(s) provide the other Party with written acknowledgement of and agreement to the assigning Party’s obligations under the Agreement that were assigned to it. 19.4.4 Notwithstanding Section 19.4.2, each Party (or its permitted successive assignees or transferees hereunder), upon providing the other Party prior written notice, may without the consent of the other Party, assign or transfer this Agreement as a whole to an entity that acquires all or substantially all of the business or assets of such Party relating to this Agreement, whether by merger, acquisition, operation of law or otherwise, so long as such assignment is a Qualified Assignment. 19.4.5 For the purposes of this Agreement, a “Qualified Assignment” means any assignment that: (i) is made in compliance with applicable Laws; (ii) includes the assignee’s written acknowledgement of and agreement to all of the assigning Party’s obligations under the Agreement; 32 4838-6408-4913, v. 3

Confidential (iii) is made to an assignee that is, and will be after giving effect to the relevant assignment, able to perform its obligations hereunder; (iv) is made to an assignee that is not subject at the time of such assignment to any order, decree or petition providing for (i) the winding-up or liquidation of such person, (ii) the appointment of a receiver over the whole or part of the assets of such person or (iii) the bankruptcy or administration of such person; (v) is not a voidable fraudulent conveyance; (vi) is made to an assignee that is at the time of such assignment not debarred under 21 U.S.C. §30 or under investigation or threatened to be debarred under 21 U.S.C. §30; and (vii) will not cause a material increase in taxes, costs or expenses to the non- assigning Party (unless the assigning Party or the assignee has agreed to compensate the non-assigning Party for the same). 19.4.6 Notwithstanding Sections 19.4.2 above, each Party may at any time assign its rights, interests and obligations provided for hereunder to any person by merger with the prior written consent of the other Party. 19.5 Severability. If any provision of the Agreement shall be found to be invalid or otherwise unenforceable in whole or in part, the validity or enforceability of the remainder of the Agreement shall not be affected. Furthermore, the Parties agree that the invalid portion of an unenforceable provision or part thereof shall be superseded by an adequate provision that, to the legally permitted extent, comes closest to what the Parties would have desired at the time of conclusion of the Agreement had they considered the issue concerned. 19.6 Affiliates. Each Party may perform its obligations hereunder personally or through one or more Affiliates, and will remain responsible for the acts and omissions of its Affiliates as if such action or omission were taken by such Party itself. Neither Party shall permit any of its Affiliates to commit any act (including any act of omission) which such Party is prohibited hereunder from committing directly. 19.7 Independent Contractors. Nothing in the Agreement shall create, or be deemed to create, a partnership, joint venture or the relationship of principal and agent or employer and employee between the Parties. Neither Party shall enter into or have authority to enter into any engagement or make any representation or warranty on behalf of the other Party or otherwise bind or oblige the other Party hereto. Each Party agrees to perform under the Agreement solely as independent contractor. 19.8 Waiver. Any term or condition of the Agreement may be waived only by a written instrument executed by the Party waiving the benefit of a right hereunder. The waiver by a Party of any right hereunder shall not be deemed a continuing waiver of such right or of another right hereunder, whether of a similar nature or otherwise. 19.9 Amendments. The Agreement (including the attached exhibit(s)) shall not be amended or otherwise modified without a written document signed by a duly authorized representative of each Party. 33 4838-6408-4913, v. 3

Confidential 19.10 Entire Agreement. The Agreement (including the attached exhibit(s)) contains the entire understanding of the Parties with respect to the subject matter hereof. All other express or implied representations, agreements and understandings with respect to the subject matter hereof, either oral or written, heretofore made are expressly superseded by the Agreement. 19.11 Priorities. In the event of any ambiguity, doubt or conflict emerging herein, the terms and conditions of the Agreement shall take precedence over the terms and conditions of any exhibit, unless the latter makes an explicit reference to the provision of the Agreement that shall be amended. 19.12 Further Assurances. Each Party agrees to execute, acknowledge and deliver such further instructions, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of the Agreement. 19.13 Applicability of Section 365(n) of the Bankruptcy Code. In the event either Party becomes a debtor under Title 11 of the U.S. Code, this Agreement shall be deemed to be, for purposes of Section 365(n) of Title 11, or any analogous provisions in any other country or jurisdiction, a license to “Intellectual Property” as defined therein and the other Party and its Affiliates, and each of their successors and assigns as licensees shall have the rights and elections as specified in Section 365(n) of Title 11 of the U.S. Code, or any analogous provisions in any other country or jurisdiction. Without limiting the foregoing, upon termination of this Agreement by a trustee or executor of either Party which has rejected this Agreement pursuant to any non-contractual rights afforded to it by applicable bankruptcy law and/or a U.S. or foreign bankruptcy court or other tribunal of competent jurisdiction, all rights and licenses herein granted to the other Party shall nonetheless continue in full force and effect in accordance with the terms of this Agreement. 19.14 Counterparts; Electronic Delivery. The Agreement may be executed in counterparts, each and every one of which shall be deemed an original and all of which together shall constitute one and the same instrument. Each Party may execute the Agreement by Adobe™ Portable Document Format (PDF) sent by electronic mail. PDF signatures of authorized signatories of the Parties shall be deemed to be original signatures, shall be valid and binding upon the Parties, and, upon delivery, shall constitute due execution of the Agreement, provided that such electronic signing and delivery is confirmed in written paper copy signed by and delivered to each Party promptly following electronic signing and delivery. 19.15 Export Control Laws. 19.15.1 In performing this Agreement, each Party agrees to comply strictly and fully with applicable U.S. export control laws, including the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the Trading With the Enemy Act (50 U.S.C. app. §§ 1 et seq.), the Export Administration Act of 1979 (50 U.S.C. app. §§ 2401 et seq.), International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986, and all rules, regulations and executive orders relating to any of the foregoing, including but not limited to the Export Administration Regulations (15 C.F.R. §§ 730 et. seq.), and the regulations administered by the Office of Foreign Assets Controls of the United States Department of the Treasury, and all export controls imposed on Products by any country or organization or nations within whose jurisdiction Bayer operates or does business (collectively, “Export Control Laws”). Bayer will not export or permit exportation of the Product or any related technical data or any direct product of any related technical data, outside of the United States without obtaining any required written permission, license, or approval to do so from the Bureau of Industry and Security of the 34 4838-6408-4913, v. 3

Confidential U.S. Department of Commerce and/or other appropriate governmental agencies of the United States. 19.15.2 Bayer shall not (i) export, reexport, or transfer any Product to any country that is at the time of export, reexport or transfer subject to an embargo by the U.S. government; (ii) export, reexport, or transfer any Product to any instrumentality, agent, entity, or individual that is acting on behalf of, or directly or indirectly owned or controlled by, any governmental entity that is subject to an embargo by the U.S. government; (iii) export, reexport or transfer any Product to a national of a country that is subject to an embargo of the U.S. government; and (iv) engage in any transactions or dealings with any organization, entity, or individual identified on the List of Specially Designated Nationals and Blocked Persons (“SDNs”) or the Foreign Sanctions Evaders List, which are both maintained by the Office of Foreign Assets Control of the U.S. Treasury Department, or the Entity List, Denied Persons List, or Unverified List, which are maintained by the Bureau of Industry and Security of the U.S. Commerce Department; in each case to the extent such export, reexport or transfer violates Applicable Laws. Notwithstanding the above and for the avoidance of doubt, Bayer may export, reexport, or transfer any Product as permitted by applicable Law or based upon specific or general licenses allowed by applicable Law at the export, reexport or transfer of the Product. The Parties acknowledge that the above prohibitions do change from time to time, and any changes in the above can be discussed by the Parties. 19.15.3 Either Party will immediately report to the other Party (i) any concerns, suspicions, or actual knowledge of violations of the Export Control Laws or any other similar applicable export control law in performance of this Agreement, or (ii) if either Party becomes the subject of any formal or informal investigation, prosecution, or government or judicial determination related to a violation of Export Control Laws or any other similar applicable export control law, in performance of this Agreement. 19.15.4 Each Party will fully cooperate and cause its relevant personnel to cooperate with the other Party in the other Party’s review or investigation in relation to an actual or potential violation of any applicable export law or regulation in performance of this Agreement. 19.15.5 Each Party understands and acknowledges that, notwithstanding any provision contained herein, (i) an intentional violation of this Section 19.15 as applicable to the Product by any either Party shall be deemed a material breach of this Agreement and will entitle the other Party to (i) terminate this Agreement immediately upon notice for cause, and (ii) be indemnified for and held harmless against any and all damages, fines, penalties, disgorgements, settlements, determinations, or claims faced by or imposed on the non-breaching Party or any of its representatives to the extent attributable to the material breach of this Section by the breaching Party or any of its respective directors, officers, employees, consultants, agents, sublicensees, subcontractors, distributors, subdistributors or other representatives’ and (ii) a non-intentional violation of this Section 19.15 as applicable to the Product by either Party shall be deemed a non-material breach of this Agreement. Such a breach may be cured by reporting as soon as practicable the basis of the breach to the regulatory agency responsible for the applicable export control laws. In addition each Party 35 4838-6408-4913, v. 3

Confidential must thereafter cooperate with said agency during any investigation and with any subsequent fines or remediation imposed by said agency. [SIGNATURES ON FOLLOWING PAGE] 36 4838-6408-4913, v. 3

Confidential IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Execution Date. DARÉ BIOSCIENCE, INC. BAYER HEALTHCARE LLC By: /s/ Sabrina Martucci Johnson By: /s/ Ganesh Kamath Name: Sabrina Martucci Johnson Name: Ganesh Kamath Title: Chief Executive Officer Title: PH Finance Americas 37 4838-6408-4913, v. 3